Exhibit 99.1

TransEnterix Announces Maastricht University Medical Center+ in the Netherlands to Initiate Program with the Senhance Surgical System

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--July 27, 2020-- TransEnterix, Inc. (NYSE American:TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced that Maastricht University Medical Center+ (MUMC+) has entered into an agreement to lease and utilize a Senhance® Surgical System, which would be the first hospital to acquire a Senhance to be utilized in pediatric minimally invasive surgery.

“This new program is a major milestone for the growth of Senhance,” said Anthony Fernando, president and chief executive officer at TransEnterix. “Maastricht UMC+ will be the first hospital utilizing Senhance in a comprehensive multi-specialty program led by pediatric surgery and the Woman-Mother-Child Center. We are pleased to partner with a leading medical center like Maastricht UMC+, and this program highlights the continued momentum we are seeing in areas such as the Netherlands and Germany.”

The Senhance System is the first and only digital laparoscopic surgical platform designed to maintain laparoscopic MIS standards while providing digital benefits such as haptic feedback, robotic precision, comfortable ergonomics, advanced instrumentation including, 3 mm mini-laparoscopic instruments, eye sensing camera control and reusable standard instruments to help maintain per-procedure costs similar to traditional laparoscopy. In February 2020, TransEnterix received CE Mark approval for expanded indication of use to include pediatric patients.

“The Senhance System is a unique new offering in utilizing digital assistance in treating pediatric patients,” said Prof. Dr. Wim van Gemert, chairman of the department of pediatric surgery, Maastricht University Medical Center+ in the Netherlands. “The combination of haptic feedback, minimization of forces generated at the abdominal wall, digital precision and small, 3mm robotic instruments are unmatched as important tools for pediatric surgeons performing complex procedures.”

Senhance European Indication for Use

The Senhance® Surgical System has received a CE Mark according to the Medical Device Directive and is intended to be used for laparoscopic surgery in the abdomen, pelvis and limited uses in the thoracic cavity excluding the heart and greater vessels. The Senhance System is indicated for adult and pediatric use in CE marked territories.

About TransEnterix

At TransEnterix, Inc., we are digitizing the interface between the surgeon and the patient to improve minimally invasive surgery (MIS) through a new category of care called Digital Laparoscopy. Digitizing the interface enables the use of advanced capabilities like augmented intelligence, connectivity and robotics in laparoscopy, and allows us to address the current clinical, cognitive and economic shortcomings in surgery. The Senhance®️ Surgical System brings the benefits of Digital Laparoscopy to patients around the world while staying true to the principles of value-based healthcare. Learn more about Digital Laparoscopy with the Senhance Surgical System here: https://Senhance.com/. Now available for sale in the US, the EU, Japan, and select other countries. For a complete list of indications for use, please visit: https://www.transenterix.com/indications-for-use/.

About Maastricht UMC+

Maastricht University Medical Center+ is known both nationally and internationally for its focus on prevention and taking an integrated approach to health care: from prevention, promotion of good health, and basic care, to top-level clinical diagnostics and treatment. Patient safety is our top priority in all of our endeavours. Maastricht UMC+ has 715 beds and approximately 7,000 employees and 4,000 students. Maastricht UMC+ is part of The Netherlands Federation of University Medical Centres.

Forward-Looking Statements

This press release includes statements relating to the Senhance System and the Maastricht University Medical Center+ initiating a program with the Senhance System. These statements and other statements regarding our future plans and goals constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether the Senhance System at Maastricht UMC+ will continue the momentum TransEnterix is seeing in areas such as the Netherlands and Germany. For a discussion of the risks and uncertainties associated with TransEnterix's business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020 and our other filings we make with the SEC. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: TransEnterix, Inc.

For TransEnterix, Inc.

Investor Contact:

Mark Klausner, +1 443-213-0501

invest@transenterix.com

or

Media Contact:

Terri Clevenger, +1 203-682-8297

terri.clevenger@icrinc.com